Exhibit 99.1

Future Vision II Acquisition Corp. Announces Entering into Amendment No. 1 to
Merger Agreement with Viwo Technology Inc.

NEW YORK, NY, December 11, 2024 (PRNewswire) – Future Vision II Acquisition Corp., (NASDAQ: FVNNU) a publicly traded special purpose acquisition company (the “Future Vision”), and Viwo Technology Inc., a Cayman Islands exempted company operating its business via wholly owned entities in China (“Viwo”), today announced that, on December 10, 2024, they have entered into Amendment No. 1 to the Merger Agreement.

Amendment No. 1 to the Merger Agreement requires pre-Business Combination Viwo shareholders to enter into a lock up agreement with respect to Future Vision shares they receive from the consummation of the Business Combination. The lock up is designed to align the interests of these shareholders with the long-term growth of the post-Business Combination company, VIWO Inc.

Under the terms of the lock-up agreement, shareholders will be required to enter into a lock-up agreement, which includes a VIWO Inc. performance based release mechanism. This mechanism provides that shares are released based on the achievement of specific financial performance milestones and time-based criteria.

Key Highlights of the Lock-Up Agreement:

Company Shareholders’ shares received in connection with the consummation of the Business Combination will be locked up for two (2) or three (3) years from the Effective Time of the Business Combination if the following performance-based milestone is met by Viwo Inc.

Condition of the Two-Year Lock-Up Period

Shares will be eligible for release if Viwo Inc. achieves an audited gross revenue growth of 20% by the end of the first fiscal year and 30% by the end of the second fiscal year, or a compounded growth rate of 24.96% year over year for the two-year period.

If Viwo Inc. does not achieve the required gross revenue growth, than the shares will be locked up for a third year.

Condition of the Three-Year Lock-Up Period:

Shares will be eligible for release if Viwo Inc. achieves an audited gross revenue growth of 126.2% by the end of the third fiscal year, representing a compounded growth rate of 28.46% year over year, or 45% revenue growth from the second year assuming Viwo Inc. achieves a compounded growth rate of 24.96% year over year for the first and second years.

Forfeiture of Shares to Release Lock Up:

Alternatively, shareholders may effect the forfeiture of 10% of their Consideration Shares after the end of the third fiscal year to release the lock up.

“We believe that this lock-up agreement, with its staggered release mechanism, will foster a stronger alignment between shareholders and the company’s long-term goals,” said Fidel Wang of Viwo Technology Inc. “By tying the release of shares to specific financial performance milestones, we are reinforcing our commitment to sustainable growth and value creation.”

About Viwo Technology Inc.

Viwo is an innovation-driven technology company specializing in AI and “Martech” (marketing + technology) services, as well as AI and software development services. Viwo’s mission is to drive business growth and enhance corporate value for its customers. Viwo assists customers across various industries in achieving digital upgrades and transformations, thereby creating future value. Viwo is committed to continuous technological innovation with the aim of industrializing intelligent digital technology.

About Future Vision II Acquisition Corp.

Future Vision II Acquisition Corp is a newly incorporated blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While we will not be limited to a particular industry in our identification and acquisition of a target company, we intend to focus our search on businesses within the technology, media, and telecommunications sector.

Additional Information about the Business Combination and Where to Find It

To facilitate the Business Combination, Future Vision will file a registration statement on Form S-4 (as may be amended from time to time, the “Registration Statement”) that will include a preliminary proxy statement/prospectus of Future Vision, and after the Registration Statement is declared effective, Future Vision will mail a definitive proxy statement/prospectus relating to the Business Combination to its shareholders. The Registration Statement, including the proxy statement/prospectus contained therein, when declared effective by the SEC, will contain important information about the Business Combination and the other matters to be voted upon at a meeting of Future Vision’s shareholders to be held to approve the Business Combination and related matters. This communication does not contain all of the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect to such matters. Future Vision and Viwo may also file other documents with the SEC regarding the Business Combination. Future Vision shareholders and other interested persons are advised to read the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, when available, as these materials will contain important information about Future Vision, Viwo, and the Business Combination.

When available, the definitive proxy statement/prospectus and other relevant materials for the Business Combination will be mailed to Future Vision shareholders as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation / No Offer or Solicitation

Future Vision, Viwo, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Future Vision shareholders in connection with the proposed Business Combination. A list of the names of the directors and executive officers of Future Vision and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward-Looking Statements

Neither Future Vision, Viwo, nor any of their respective affiliates make any representation or warranty as to the accuracy or completeness of the information contained in this Current Report on Form 8-K. This Current Report on Form 8-K is not intended to be all-inclusive or to contain all the information that a person may desire in considering the proposed Business Combination discussed herein. It is not intended to form the basis of any investment decision or any other decision in respect of the proposed Business Combination.

This Current Report on Form 8-K and the exhibits filed or furnished herewith include “forward-looking statements” made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed transactions by and among Future Vision, Merger Sub, and Viwo, including statements regarding the benefits of the transaction, the anticipated timing of the Business Combination, the business of the Company and the markets in which they operate. Actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements generally are identified by the words or phrases such as “aspire,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “will be,” “will continue,” “will likely result,” “could,” “should,” “believe(s),” “predicts,” “potential,” “continue,” “future,” “opportunity,” seek,” “intend,” “strategy,” or the negative version of those words or phrases or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Future Vision’s and Viwo’s expectations with respect to future performance and anticipated financial impacts of the proposed Business Combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Future Vision’s and Viwo’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: general economic, financial, legal, political and business conditions and changes in domestic markets; risks related to the business of Viwo and the timing of expected business milestones; changes in the assumptions underlying the expectations of the Viwo regarding its future business; the effects of competition on the Viwo’s future business; the outcome of any legal proceedings that may be instituted against Future Vision, Viwo, and/or the combined company or others following the announcement of the proposed Business Combination and any definitive agreements with respect thereto; the inability to complete the proposed Business Combination, including, without limitation, the inability to obtain approval of the shareholders of Future Vision or to satisfy other conditions to closing; the ability to meet stock exchange listing standards in connection with and following the consummation of the proposed Business Combination; the risk that the proposed Business Combination disrupts current plans and operations of Future Vision and Viwo as a result of the announcement and consummation of the proposed Business Combination; the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the proposed Business Combination; changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain regulatory approvals required to complete the proposed Business Combination; the Parties’ estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions and purchase price and other adjustments; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties set forth in the filings made by Future Vision with the SEC, including the proxy statement/prospectus that will be filed relating to the proposed Business Combination. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Future Vision and Viwo caution that the foregoing list of factors is not exclusive. Future Vision and Viwo caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Future Vision or Viwo undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

For investor and media inquiries, please contact:

Ms. Caihong Chen, CFO of Future Vision

Email: caih_chen@outlook.com

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